Exhibit 99.B(d)(5)(v)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Classic Money Market Fund	0.1125%

ING GNMA Income Fund	0.2115% on first $1 billion of assets 0.1800% on next $4 billion of assets 0.1575% on assets thereafter

ING High Yield Bond Fund	0.2295% on first $1 billion of assets 0.2025% on next $4 billion of assets 0.1800% on assets thereafter

ING Institutional Prime Money Market Fund	0.04%

ING Intermediate Bond Fund	0.0765%